                                                                    EXHIBIT 12.1

Jarden Corporation
Computation of Ratio of Earnings to Fixed Charges
(in millions)


                             -----------------------------------------------------------  -----------------
                                                                                            FOR THE NINE
                                                                                            MONTHS ENDED
                                          FOR THE YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                             -----------------------------------------------------------  -----------------
                                1997        1998       1999        2000        2001             2002
                             ----------- ---------  ----------- ----------- ------------  -----------------
Earnings:
Net income (loss)              $14.8       $15.7      $29.2        $ 4.9     $ (85.4)          $27.0
Plus:
Income tax provision
(benefit)                       10.6        10.8       19.5          2.4       (40.4)            9.7
Minority interest in gain
(loss) of consolidated
subsidiary                                                          (0.3)        0.2
Extraordinary loss from
early extinguishment of debt
(net of  income taxes)                                  1.0
Fixed charges                    2.7         2.3        9.6         13.3        13.4            10.2
                             ----------- ---------  ----------- ----------- ------------  -----------------
Numerator-earnings available
for fixed charges              $28.1       $28.8      $59.3        $20.3     $(112.2)          $46.9
                             =========== ========   =========== =========== ============  =================

Fixed charges:
Interest component of rental
expense                        $ 0.4       $ 0.5      $ 1.2        $ 1.4         1.6           $ 1.4
Interest expense                 2.3         1.8        8.4         11.9        11.8             8.8
                             ----------- ---------  ----------- ----------- ------------  -----------------

Denominator-fixed charges      $ 2.7       $ 2.3      $ 9.6        $13.3     $  13.4           $10.2
                             =========== ========   =========== =========== ============  =================

                             ----------- ---------  ----------- ----------- ------------  -----------------
Ratio of earnings to fixed
charges                         10.5        12.4        6.2          1.5          *              4.6
                             =========== ========   =========== =========== ============  =================
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*        For the actual year ended December 31, 2001, the calculated ratio of earnings to fixed charges is less than one-to-one and represents a deficiency of approximately $125.6 million.